Exhibit 10(103)
[AIG Letterhead]
April •, 2009
[Director Name]
[Address 1]
[Address 2]
[Address 3]

Re:	Director’s Fees
Dear •:
     In accordance with changes to the manner in which AIG compensates directors, directors will no longer have the right to defer retainers and other fees into Deferred Stock Units. Any 2009 fees that you had chosen to defer into Deferred Stock Units and that relate to your service after April 1, 2009 instead will be paid, without interest, at the same time the shares underlying the Units would have been delivered (i.e., when you cease to be a non-employee director and otherwise separate from service).
     Any 2009 fees that you had chosen to defer and that relate to your service after April 1, 2009, will now be subject to the following terms:
Terms
1.	Applicability. Of the 2009 director’s fees that you previously elected to defer, this letter covers the fees that relate to your service after April 1, 2009, in accordance with the director compensation practices of American International Group, Inc. (the “Company”) then in effect. As they are earned, these fees will be your “2009 Deferred Fees.”

2.	Payout. The Company will pay your 2009 Deferred Fees at the same time as contemplated by your prior election to receive Deferred Stock Units under the Company’s Amended and Restated 2007 Stock Incentive Plan. Your 2009 Deferred Fees will be paid in cash, will not earn interest or any other return, and, until paid, will represent only a general, unsecured claim against the Company. Without limiting the generality of the preceding, the specific payment terms are:
(a)	Separation from Service. Except as provided below in this paragraph 2 and paragraph 4, your 2009 Deferred Fees will be paid promptly after the date on which you cease to provide services to the Company (the “Payment Date”), but no later than 90 days thereafter.

(b)	Death. Notwithstanding any other term or provision of this letter, if you die prior to the Payment Date, your 2009 Deferred Fees will be paid to the representative of your estate promptly after your death (but no later than 90 days after your death).

(c)	Delay of Payment. The Board of Directors of the Company (the “Board”) may, in its sole discretion, determine to defer payment of your 2009 Deferred Fees or permit you to elect to defer payment of Deferred Fees, in each case in a manner that conforms to the requirements of Section 409(a)(4) of the Internal Revenue Code of 1986, as amended (the “Code”).
3.	Non-transferability. Except as may otherwise be provided in this paragraph or as otherwise may be provided by the Board, your 2009 Deferred Fees may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner, whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any assignment in violation of the provisions of this paragraph 3 will be void.

4.	Section 409A.
(a)	Your 2009 Deferred Fees are intended to be “deferred compensation” subject to Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance (“Section 409A”), and this letter is intended to, and will be interpreted, administered and construed to, comply with Section 409A with respect to your 2009 Deferred Fees. The Board will have full authority to give effect to the intent of this paragraph 4(a).

(b)	Without limiting the generality of paragraph 4(a), references to your ceasing to provide services to the Company with respect to your 2009 Deferred Fees will mean your separation from service with the Company within the meaning of Section 409A (which, unless inconsistent with the foregoing, will mean your ceasing to be a director of the Board).

(c)	Any payment of your 2009 Deferred Fees pursuant to paragraph 2(a) that would be subject to the limitations in Section
409A(a)(2)(b) of the Code will be delayed until six months after you cease to provide services to the Company (or earlier death) in accordance with the requirements of Section 409A.
5.	Successors and Assigns of AIG. The terms and conditions of this letter will be binding upon and will inure to the benefit of the Company and its successors and assigns.

6.	Amendment. The Board reserves the right at any time to amend the terms and conditions set forth in this letter in any respect. Notwithstanding the foregoing, no such amendment will materially adversely affect your rights and obligations under this letter without your consent (or the consent of your estate, if such consent is obtained after your death), and the Board may not accelerate or postpone the payout of your 2009 Deferred Fees to occur at a time other than the applicable time provided for in this letter. Any amendment of this letter will be in writing signed by an authorized member of the Board or any other person or persons authorized by the Board.

7.	Governing Law. THIS LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

8.	Headings. The headings in this letter are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
Other Requirements
     This letter and your 2009 Deferred Fees are subject to Section 111 of the Emergency Economic Stabilization Act of 2008 and all guidance and regulations thereunder and to any agreement the Company may enter into with the U.S. Department of the Treasury or any other governmental or regulatory body (as amended from time to time, collectively, the “Compensation Requirements”). In the event of any inconsistency between the Compensation Requirements and the otherwise prevailing terms of this letter, the Compensation Requirements will control.
*                         *                         *
     We thank you for your continued service to the Company.

Sincerely yours, AMERICAN INTERNATIONAL GROUP, INC.
By:
Name:
Title:

Accepted and Agreed: